Exhibit 99

EXHIBIT 99  -  PRESS RELEASE  DATED December 5, 2005

BEMIS COMPANY, INC.

222 South Ninth Street

Suite 2300

Minneapolis, MN 55402-4099

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(612) 376-3030

FOR IMMEDIATE RELEASE

BEMIS COMPANY PLANS REPATRIATION UNDER THE AMERICAN JOBS CREATION ACT OF 2004

MINNEAPOLIS, MINNESOTA, December 5, 2005 - Bemis Company, Inc. (NYSE: BMS) announced today that it has completed its evaluation regarding the repatriation of unremitted earnings of certain non-U.S. subsidiaries under the provisions of the American Jobs Creation Act of 2004 (“the Act”).  Bemis expects to repatriate earnings of approximately $105 million which qualifies for the special tax treatment under the Act.  Management expects the total planned repatriation to result in an increase in tax expense and a related federal income tax liability during the fourth quarter of 2005 of approximately $6 million which was not previously considered in the Company’s fourth quarter guidance.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2004 net sales of $2.8 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies.  Based in Minneapolis, Minnesota, Bemis employs about 15,700 individuals in 61 manufacturing facilities in 11 countries around the world.  More information about the company is available at our website, www.bemis.com.